                                                                EXHIBIT (c)(2)


                             SHAREHOLDERS AGREEMENT


       SHAREHOLDERS AGREEMENT (this "Agreement"), dated January 12, 2000, by and among The Sage Group plc, a company organized under the laws of England ("Parent"), Bobcat Acquisition Corp., a Virginia corporation and a wholly owned subsidiary of Parent (the "Purchaser"), the shareholders of the Company (as defined below) set forth on Schedule 1 hereto (each a "Shareholder" and, collectively the "Shareholders").

       WHEREAS, each Shareholder is, as of the date hereof, the record and beneficial owner of the number of shares of common stock, no par value (the "Common Stock"), of Best Software, Inc., a Virginia corporation (the "Company") set forth opposite the name of such Shareholder on Schedule 1 hereto;

       WHEREAS, Parent, the Purchaser and the Company concurrently herewith are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides, among other things, for the acquisition of the Company by Parent by means of a cash tender offer by the Purchaser (the "Offer") for all of the outstanding shares of Common Stock and for the subsequent merger (the "Merger") of the Purchaser with and into the Company upon the terms and subject to the conditions set forth in the Merger Agreement; and

       WHEREAS, as a condition to the willingness of Parent and the Purchaser to enter into the Merger Agreement, and in order to induce Parent and the Purchaser to enter into the Merger Agreement, the Shareholders have agreed to enter into this Agreement.

       NOW, THEREFORE, in consideration of the execution and delivery by Parent and the Purchaser of the Merger Agreement and the foregoing and the mutual representations, warranties, covenants and agreements set forth herein and therein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

       SECTION 1. Representations and Warranties of the Shareholders. Each of the Shareholders hereby represents and warrants to Parent and the Purchaser, severally and not jointly, as follows:

              (a) Such Shareholder is the record and beneficial owner of the shares of Common Stock (as may be adjusted from time to time pursuant to Section 6 hereof, the "Shares") set forth opposite his name on Schedule 1 to this Agreement. For purposes of this Agreement, the term "Shares" does not include any option exercisable into Common Stock until such option is exercised.
Schedule 1 lists all options issued to the Shareholders.

              (b) Such Shareholder has the legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

              (c) This Agreement has been validly executed and delivered by such Shareholder and constitutes the legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

              (d) Neither the execution and delivery of this Agreement nor the consummation by such Shareholder of the transactions contemplated hereby will violate any other agreement to which such Shareholder is a party.

              (e) The Shares and the certificates representing the Shares owned by such Shareholder are now and at all times during the term hereof will be held by such Shareholder, or by a nominee or custodian for the benefit of such Shareholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder.

       SECTION 2. Representations and Warranties of Parent and the Purchaser. Each of Parent and the Purchaser hereby, jointly and severally, represents and warrants to the Shareholders as follows:


              (a) Parent is a corporation duly organized and validly existing under the laws of England, the Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, and each of Parent and the Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

              (b) This Agreement has been duly authorized, executed and delivered by each of Parent and the Purchaser and constitutes the legal, valid and binding obligation of each of Parent and the Purchaser, enforceable against each of them in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

              (c) Neither the execution and delivery of this Agreement nor the consummation by each of Parent and the Purchaser of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which each of Parent and the Purchaser is a party or bound. The consummation by each of Parent and the Purchaser of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to either Parent or the Purchaser, except for any necessary filing under the HSR Act or state takeover laws.

       SECTION 3. Tender of the Shares. Each of the Shareholders, hereby agrees that it shall tender the Shares into the Offer promptly, and in any event no later than the fifth business day following the commencement of the Offer pursuant to Section 1.1 of the Merger Agreement, and that such Shareholder shall not withdraw any Shares so tendered unless the Offer is terminated or has expired without Purchaser purchasing all shares validly tendered in the Offer or the Merger Agreement shall have been terminated by Parent in accordance with its terms. The Purchaser hereby agrees to purchase all the Shares so validly tendered at a price per Share equal to $35.00 or any higher price that may be paid in the Offer; provided, however, that the Purchaser's obligation to accept for payment and pay for the Shares in the Offer is subject to all the terms and conditions of the Offer.

       SECTION 4. Transfer of the Shares. Prior to the termination of this Agreement, except as otherwise provided herein, none of the Shareholders shall:
(i)
transfer (which term shall include, without limitation, for the purposes of this Agreement, any sale, gift, pledge or other disposition), or consent to any transfer of, any or all of the Shares; (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of the Shares or any interest therein; (iii) grant any proxy, power-of-attorney or other authorization or consent in or with respect to the Shares; (iv) deposit the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares or (v) take any other action that would in any way restrict, limit or interfere with the performance of such Shareholder's obligations hereunder or the transactions contemplated hereby.

       SECTION 5. Grant of Irrevocable Proxy; Appointment of Proxy.

              (a) Each of the Shareholders hereby irrevocably grants to, and appoints, Parent and any nominee thereof, its proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Shareholder, to vote the Shares, or grant a consent or approval in respect of the Shares, in connection with any meeting of the shareholders of the Company
(i) in favor of the Merger, and (ii) against any action or agreement which would impede, interfere with or prevent the Merger, including any other extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company and a third party or any other proposal of a third party to acquire the Company.

              (b) Such Shareholder represents that any proxies heretofore given in respect of the Shares, if any, are not irrevocable, and that such proxies are hereby revoked.

              (c) Such Shareholder hereby affirms that the irrevocable proxy set forth in this Section 5 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Shareholder under this Agreement. Such Shareholder hereby further affirms that the irrevocable proxy is coupled with an interest and, except as set forth in Section 10 hereof, is intended to be irrevocable in accordance with the provisions of Section 13.1-663 of the Virginia Stock Corporation Act. If for any reason the proxy granted herein is not irrevocable, the Shareholders agree to vote their Shares as instructed by Parent in writing. The parties agree that the foregoing is a voting agreement created under Section 13.1-671 of the Virginia Stock Corporation Act.

       SECTION 6. Certain Events. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Common Stock or the acquisition of additional shares of Common Stock or other securities or rights of the Company by any Shareholder, the number of Shares owned by such Shareholder shall be adjusted appropriately, and this Agreement and the obligations hereunder shall attach to any additional shares of Common Stock or other securities or rights of the Company issued to or acquired by each of the Shareholders.

       SECTION 7. Option.

              (a) Grant of Option. Subject to the terms and conditions set forth herein, each Shareholder hereby grants to Parent an irrevocable and continuing option (the "Option") to purchase for cash all or any portion of the Company Common Stock (including, without limitation, the Shares) beneficially owned or controlled by such Shareholder as of the date hereof, or beneficially owned or controlled by such Shareholder at any time hereafter (including, without limitation, by way of exercise of options, warrants or other rights to purchase Company Common Stock or by way of dividend, distribution, exchange, merger, consolidation, recapitalization, reorganization, stock split, grant of proxy or otherwise) by such Shareholder (as adjusted as set forth herein) (the "Option Shares") at a purchase price of $35.00 per Option Share, or any higher price that may be paid in the Offer (the "Purchase Price"), which Option shall become exercisable only (i) in the event such Shareholder fails to tender any of such Shareholder's Shares in the Offer by the end of the fifth business day following the commencement of the Offer, or (ii) withdraws any Shares from the Offer for any reason whatsoever, other than (a) the termination or the expiration of the Offer by the Purchaser without the Purchaser having accepted for purchase any Shares in the Offer or (b) the termination of the Merger Agreement in accordance with its terms.

              (b)    Parent's Exercise of Option.

                     (i) Parent may exercise the Option, in whole or from time to time in part, by notice given to any Shareholder at any time prior to the termination of this Agreement.

                     (ii) In the event Parent wishes to exercise the Option, it shall send to any such Shareholder a written notice (a "Notice," the date of which is hereinafter referred to as the "Notice

       Date") specifying (x) the total number of Option Shares it intends to purchase from such Shareholder pursuant to such exercise and (y) a place and date at least ten business days following the Notice Date for the closing (the "Closing") of such purchase (the "Closing Date"); provided, however, that Parent may at any time before the Closing withdraw the Notice and decline to exercise the Option without prejudice to its right to exercise the Option at any time thereafter during the term of the Agreement. Parent shall not be under any obligation to exercise the Option and may allow the Option to terminate without purchasing any Company Common Stock hereunder from any Shareholder.

              (c)    Payment and Delivery of Certificates.

                     (i) On each Closing Date, Parent shall pay to any Shareholder to whom a Notice has been delivered and not withdrawn pursuant to Section 7(c)(ii) hereof, in immediately available funds by wire transfer to a bank account designated by such Shareholder, an amount equal to the Purchase Price multiplied by the number of Option Shares to be purchased from such Shareholder on such Closing Date.

                     (ii) At each Closing, simultaneously with the delivery of the Purchase Price for the Option Shares to be purchased at such Closing, such Shareholder shall deliver to Parent a certificate or certificates representing the Option Shares to be purchased at such Closing, which Option Shares shall be free and clear of all liens, claims, charges and encumbrances of any kind whatsoever. If at any time during the term of this Agreement the Company has issued rights pursuant to a rights agreement, then each Option Share shall also be deemed to include and represent such rights as are provided under such rights agreement then in effect.

              (d)    Adjustment Upon Changes in Capitalization, etc.

                     (i) In the event of any change in the Company Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, combination, exchange of shares or similar transaction, the type and number of shares or securities subject to

       Option hereunder, and the Purchase Price therefor, shall be adjusted appropriately.

                     (ii) In the event that the Company shall (x) enter into an agreement to consolidate with or merge into any person, other than Parent or one of its subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, or (y) enter into an agreement to permit any person, other than Parent or one of its subsidiaries, to merge into the Company and the Company shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding the Company Common Stock shall be changed into or exchanged for stock or other securities of the Company or any other person or cash or any other property or (z) liquidate, then, and in each such case, Parent shall thereafter be entitled to receive upon exercise of the Option the Securities or properties to which a holder of the number of Option Shares then deliverable upon the exercise thereof will have been entitled to receive upon such consolidation, merger or liquidation, and such Shareholder shall use its best efforts to assure that the provisions hereof shall thereafter be applicable, as nearly as reasonably may be practicable, in relation to any securities or property thereafter deliverable upon exercise of the Option.

          SECTION 8. Certain Other Agreements. Each of the Shareholders will notify Parent and the Purchaser immediately if any proposals are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with such Shareholder or its officers, directors, employees, investment bankers, attorneys, accountants or other agents, if any, in each case in connection with any Acquisition Proposal or Acquisition Proposal Interest (as such terms are defined in the Merger Agreement) indicating, in connection with such notice, the name of the person indicating such Acquisition Proposal Interest and the terms and conditions of any proposals or offers. Each of the Shareholders agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal Interest. Such Shareholder agrees that it shall keep Parent and the Purchaser informed, on a current and continuing basis, of the status and terms of any Acquisition Proposal Interest. Such Shareholder agrees that it will not, directly or indirectly: (i) initiate, solicit or encourage, or take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Acquisition Proposal, or (ii) in the event of an unsolicited written Acquisition Proposal engage in negotiations or discussions with, or provide any information or data to, any person (other than Parent, any of its affiliates or representatives and except for information which has been previously publicly disseminated by the Company) relating to any Acquisition Proposal.

       SECTION 9. Further Assurances. Each of the Shareholders shall, upon request of Parent or the Purchaser, execute and deliver any additional documents and take such further actions as may reasonably be deemed by Parent or the Purchaser to be necessary or desirable to carry out the provisions hereof and to vest the power to vote the Shares as contemplated by Section 5 hereof in Parent.

       SECTION 10. Termination. Subject to Section 5(a) hereof, this Agreement, and all rights and obligations of the parties hereunder, shall terminate immediately upon the earlier of (a) six months following the termination of the Merger Agreement in accordance with its terms or (b) the Effective Time (as defined in the Merger Agreement); provided, however, that Sections 9 and 11 shall survive any termination of this Agreement.

       SECTION 11. Expenses. All fees and expenses incurred by any one party hereto shall be borne by the party incurring such fees and expenses.

       SECTION 12. Public Announcements. Each of the Shareholders, the Parent and the Purchaser agrees that it will not issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that such disclosure can be made without obtaining such prior consent if (i) the disclosure is required by law or is required by any regulatory authority, including but not limited to the London Stock Exchange and any other national securities exchange, trading market or inter-dealer quotation system on which the Shares trade, and (ii) the party making such disclosure has first used its best efforts to consult with the other parties about the form and substance of such disclosure.

       SECTION 13. Miscellaneous.

              (a) Capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings assigned to such terms in the Merger Agreement.

              (b) All notices and other communications hereunder shall be in writing and shall be deemed given upon (i) transmitter's confirmation of a receipt of a facsimile transmission, (ii) confirmed delivery by a standard overnight carrier or when delivered by hand or (iii) the expiration of five business days after the day when mailed in the United States by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address for a party as shall be specified by like notice):

              (A) if to any of the Shareholders, at the address set forth opposite the name of such Shareholder on Schedule 1 hereto:

               with a copy to:

               Hale and Dorr LLP
               1455 Pennsylvania Avenue, N.W.
               Washington, DC  20004
               Attention:  David Sylvester
               Telephone No.:  (202) 942-8400
               Telecopy No.:  (202) 942-8484

               and a copy to:

               Hunton & Williams
               951 East Byrd Street
               Richmond, Virginia  23219-4074
               Attention: T. Justin Moore, III
               Telephone No.:  (804) 788-8200
               Telecopy No.:  (804) 788-8218

               and

               (B) if to Parent or the Purchaser, to:

              The Sage Group plc
              Sage House
              Benton Park Road
              Newcastle upon Tyne, NE7 7LZ
              Attention: Paul Walker
              Telephone No.: (191) 255-3003
              Telecopy No.: (191) 255-0306


              with a copy to:

              Skadden, Arps, Slate, Meagher
               & Flom LLP
              1440 New York Avenue, N.W.
              Washington, D.C. 20005-2111
              Telephone:  (202) 371-7000
              Facsimile:  (202) 393-5760
              Attention:  Ronald C. Barusch, Esq.

              (c) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

              (d) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall be considered one and the same agreement.

              (e) This Agreement (including the Merger Agreement and any other documents and instruments referred to herein) constitutes the entire agreement, and supersedes all prior agreements and understandings, whether written and oral, among the parties hereto with respect to the subject matter hereof.

              (f) This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia without giving effect to the principles of conflicts of law thereof, provided, however, that the laws of the respective jurisdictions of incorporation of each of the parties shall govern the relative rights, obligations, powers, duties and other internal affairs of such party and its board of directors.

              (g) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties except that Parent and the Purchaser may assign, in their sole discretion and without the consent of any other party, any or all of their rights, interests and obligations hereunder to each other or to one or more direct or indirect wholly owned subsidiaries of Parent (each, an "Assignee"). Any such Assignee may thereafter assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more additional Assignees. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns, and the provisions of this Agreement are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

              (h) If any term, provision, covenant or restriction herein is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

              (i) Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (i) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and
(ii) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in any action instituted in any state or federal court located in the Commonwealth of Virginia. The parties hereto consent to personal jurisdiction in any such action brought in any state or federal court located in the Commonwealth of Virginia and to service of process upon it in the manner set forth in Section 11(b) hereof.

              (j) No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

       IN WITNESS WHEREOF, Parent, the Purchaser and the Shareholders have caused this Agreement to be duly executed and delivered as of the date first written above.

                        THE SAGE GROUP PLC


                        By:    /s/ Paul Walker
                               -----------------------------------
                               Name: Paul Walker
                               Title: Chief Executive Officer

                        BOBCAT ACQUISITION CORP.


                        By:   /s/ Paul Walker
                               -----------------------------------
                               Name: Paul Walker
                               Title: President


                          /s/ David Bosserman
                        -----------------------------------
                        David Bosserman


                          /s/ Herbert R. Brinberg
                        -----------------------------------
                        Herbert R. Brinberg


                          /s/ Timothy Davenport
                        -----------------------------------
                        Timothy Davenport


                          /s/ James Foster
                        -----------------------------------
                        James Foster


                          /s/ David L. G. Horn
                        -----------------------------------
                        David L. G. Horn

                          /s/ Andreas Hoynigg
                        -----------------------------------
                        Andreas Hoynigg


                          /s/ Elaine Kelly
                        -----------------------------------
                        Elaine Kelly


                          /s/ W. Frank King
                        -----------------------------------
                        W. Frank King


                          /s/ Richard Lefebvre
                        -----------------------------------
                        Richard Lefebvre


                          /s/ Elvin J. Monteleone
                        -----------------------------------
                        Elvin J. Monteleone


                          /s/ Shelley Reback
                        -----------------------------------
                        Shelley Reback


                          /s/ Robert Skinner
                        -----------------------------------
                        Robert Skinner


                          /s/ James Petersen
                        -----------------------------------
                        James Petersen Trust u/a 12/31/98


                          /s/ James Petersen
                        -----------------------------------
                        James Petersen CRT Trust

                                   Schedule 1
                                       to
                             Stock Option Agreement



                            Name and                                                                        Total Shares +
                             Address                    Shares              Vested Options                  Vested Options
                           ----------                   ------              --------------                  --------------

Bosserman, David                                        3,651                        33,900                        37,551
c/o Best Software, Inc.
11413 Isaac Newton Square
Reston, VA 20190

Brinberg, Herbert R.                                    4,375                        15,000                        19,375
Parnassus Associates International, Inc.
145 East 48th Street
New York, NY 10017

Davenport, Timothy                                    122,911                       195,000                       317,911
c/o Best Software, Inc.
11413 Isaac Newton Square
Reston, VA 20190

Foster, James                                             989                        80,000                        80,989
Best Software, Inc.
Abra Products Group
888 Executive Center Drive West
Suite 300
St. Petersburg, FL 33702

Horn, David L. G.                                         902                        17,150                        18,052
c/o Best Software, Inc.
11413 Isaac Newton Square
Reston, VA 20190

Hoynigg, Andreas                                      110,000                             0                       110,000
c/o Best Software, Inc.
11413 Isaac Newton Square
Reston, VA 20190
---------------------------------------------------------------------------------------------------------------------------

                                       1-1

Kelly, Elaine                                           4,350                        12,950                        17,300
c/o Best Software, Inc.
11413 Isaac Newton Square
Reston, VA 20190

King, W. Frank                                            500                         6,250                         6,750
PSW
6300 Bridge Point Parkway
Building 3, Suite 200
Austin, TX 78730

Lefebvre, Richard                                       3,600                        11,100                        14,700
66 Island Estates Parkway
Palm Coast, FL 32137

Monteleone, Elvin J.                                        0                        15,000                        15,000
c/o Best Software, Inc.
11413 Isaac Newton Square
Reston, VA 20190

Reback, Shelley                                         7,393                         7,100                        14,493
c/o Best Software, Inc.
11413 Isaac Newton Square
Reston, VA 20190

Skinner, Robert                                         5,932                        51,000                        56,932
c/o Best Software, Inc.
11413 Isaac Newton Square
Reston, VA 20190

James Petersen Trust u/a 12/31/93                     198,670                             0                       198,670
9706 Carmel Court
Bethesda, MD 20817

James Petersen CRT Trust                              100,136                             0                       100,136
9706 Carmel Court                                     -------                       -------                     ---------
Bethesda, MD 20817



TOTAL                                                 563,409                       444,450                     1,007,859
                                                      =======                       =======                     =========


                                       1-2